Boise Cascade	Exhibit 99.1
1111 West Jefferson Street Ste 300 PO Box 50 Boise, ID 83728

News Release

Investor Relations Contact - Wayne Rancourt 208 384 6073	Media Contact - John Sahlberg 208 384 6451

For Immediate Release: November 6, 2018
Boise Cascade Company Reports 2018 Third Quarter Net Income of $13.8 Million on Sales of $1.3 Billion

BOISE, Idaho - Boise Cascade Company ("Boise Cascade," the "Company," "we," or "our") (NYSE: BCC) today reported net income of $13.8 million, or $0.35 per share, on sales of $1.3 billion for the third quarter ended September 30, 2018. Third quarter results include $21.7 million of pre-tax losses, or $0.41 per share after-tax, from a non-cash pension settlement charge and a non-cash impairment loss on assets held for sale in Northeast Oregon. These charges also negatively impacted reported EBITDA and adjusted EBITDA.

Third Quarter 2018 Highlights

	3Q 2018	3Q 2017	% change

	(in thousands, except per-share data and percentages)

Consolidated Results
Sales	$1,338,512	$1,226,644	9%
Net income	13,848	31,661	(56)%
Net income per common share - diluted	0.35	0.81	(57)%
Adjusted EBITDA [1]	42,721	75,784	(44)%

Segment Results
Wood Products sales	$402,672	$366,920	10%
Wood Products income	13,929	24,027	(42)%
Wood Products EBITDA [1]	32,656	39,364	(17)%

Building Materials Distribution sales	1,159,304	1,045,646	11%
Building Materials Distribution income	23,504	39,379	(40)%
Building Materials Distribution EBITDA [1]	28,259	43,289	(35)%
1 For reconciliations of non-GAAP measures, see summary notes at the end of this press release.

In the third quarter 2018, total U.S. housing starts increased 4% compared to the same period last year. Single-family starts, which are the primary demand driver of our sales, increased 2% and multi-family starts increased 6% in the third quarter 2018.

“While both of our businesses operated well during the quarter, the economic backdrop was challenging given sharp declines in commodity prices and flattening housing data. The impact of a falling price environment was most notable in our distribution business,” commented CEO Tom Corrick. “However, strategic steps we have taken thus far in 2018 have the Company well-positioned now and into the future. The decisions we make are closely aligned with our strategic focus on veneer-based manufacturing and nationwide building materials distribution.”

“As announced this morning, we have decided to permanently curtail laminated veneer lumber production at our Roxboro, North Carolina facility by December 31, 2018. As a result, we will record curtailment-related charges in the fourth quarter. Unfortunately, after a great effort by the team at Roxboro, we have been unable to reduce manufacturing costs to an acceptable level. Roxboro will continue to produce I-joists and we anticipate no impact on our customers from the laminated veneer lumber curtailment, as we have additional capacity and expansion opportunities at our Alexandria, Louisiana, and Thorsby, Alabama, EWP facilities that allow us to maintain our current service profile and also support future growth.”

Wood Products

Wood Products sales, including sales to Building Materials Distribution (BMD), increased $35.8 million, or 10%, to $402.7 million for the three months ended September 30, 2018, from $366.9 million for the three months ended September 30, 2017. The increase in sales was driven primarily by higher sales prices for plywood, I-joists and LVL (I-joists and LVL are collectively referred to as EWP). In addition, increases in EWP sales volumes contributed to improved sales. These increases were offset by a decrease in plywood sales volumes.

Wood Products segment income, including the $10.4 million impairment loss described below, decreased $10.1 million to $13.9 million for the three months ended September 30, 2018, from $24.0 million for the three months ended September 30, 2017. Wood Products segment income benefited from higher sales prices of plywood and EWP, offset partially by higher log costs in the western U.S. In addition, depreciation and amortization expense and general and administrative expenses increased $3.4 million and $1.6 million, respectively, compared to the prior year quarter.

Comparative average net selling prices and sales volume changes for EWP and plywood are as follows:

	3Q 2018 vs. 3Q 2017	3Q 2018 vs. 2Q 2018

Average Net Selling Prices
LVL	6%	—%
I-joists	9%	3%
Plywood	10%	(6)%
Sales Volumes
LVL	9%	(7)%
I-joists	8%	(10)%
Plywood	(9)%	—%

On September 10, 2018, Wood Products entered into an agreement to sell two lumber mills and a particleboard plant located in Northeast Oregon to Woodgrain Millwork (the "Sale"). On November 2, 2018, we closed on the Sale and received proceeds of $15.0 million, which is subject to a final adjustment per the terms of the agreement. The assets sold were classified as held for sale as of September 30, 2018. Upon the classification as held for sale, we recorded a non-cash pre-tax impairment loss of $10.4 million during the three months ended September 30, 2018, recorded in "Other (income) expense, net" in our Consolidated Statements of Operations.

Building Materials Distribution

BMD's sales increased $113.7 million, or 11%, to $1,159.3 million for the three months ended September 30, 2018, from $1,045.6 million for the three months ended September 30, 2017. Compared with the same quarter in the prior year, the overall increase in sales was driven by sales price and sales volume increases of 7% and 4%, respectively. By product line, commodity sales increased 10%, general line product sales increased 9%, and sales of EWP (substantially all of which is sourced through our Wood Products segment) increased 18%.

BMD segment income decreased $15.9 million to $23.5 million for the three months ended September 30, 2018, from $39.4 million in the comparative prior year quarter. The decline in segment income was driven primarily by a gross margin decrease of $10.3 million, resulting from a steady decline in commodity prices throughout third quarter 2018. In addition, selling and distribution expenses increased by $5.7 million.

BMD recently announced the planned acquisition of Arling Lumber, Inc. in Cincinnati, Ohio, and expects to complete the transaction in fourth quarter 2018.

Income Taxes

On December 22, 2017, the Tax Cuts and Jobs Act (Tax Act) was enacted by the U.S. government. The most significant impact to our financial statements is the reduction of the corporate federal income tax rate from 35% to 21%. For the three months ended September 30, 2018, we recorded $0.8 million of income tax benefit on $13.0 million of income before income taxes, resulting in a negative effective rate of 6.2%. During third quarter 2018, we recorded a $3.8 million discrete tax benefit, which mostly relates to the $20.0 million discretionary pension contribution made during the current period, for which we received a tax deduction at the 2017 federal income tax rate. For the three months ended September 30, 2017, we recorded $18.3 million of income tax expense and had an effective rate of 36.6%.

Balance Sheet

Boise Cascade ended the third quarter with $181.3 million of cash and cash equivalents and $395.4 million of undrawn committed bank line availability, for total available liquidity of $576.7 million. The Company had $439.1 million of outstanding debt at September 30, 2018.

On November 2, 2018, our board of directors declared a quarterly dividend of $0.09 per share on our common stock payable on December 17, 2018, to stockholders of record on December 3, 2018.

On August 10, 2018, Boise Cascade completed its second pension risk transfer of 2018 by transferring $124.8 million of its pension plan assets to The Prudential Insurance Company of America (Prudential) for the purchase of a group annuity contract. As a result of the transaction, the Company recognized a non-cash pension settlement charge of $11.3 million before tax in third quarter 2018. As a result of the April 2018 and August 2018 pension risk transfers, Prudential assumed ongoing responsibility for administration and benefit payments for over 60% of our U.S. qualified pension plan projected benefit obligations.

Outlook

We expect to experience seasonally slower demand in fourth quarter 2018. The October 2018 Blue Chip consensus forecast for 2018 and 2019 total U.S. housing starts reflects 1.28 million and 1.32 million units, respectively, compared with actual housing starts of 1.20 million in 2017. Although we believe U.S. demographics are supportive of further recovery in housing starts, we expect only modest residential construction growth due to constraints faced by builders, such as availability of labor and building lots. The pace of household formation rates and residential repair-and-remodeling activity will be affected by continued employment growth, wage growth, prospective home buyers' access to and cost of financing, housing affordability, improved consumer confidence, as well as other factors. Improved household formation rates in turn will help stimulate new construction.

Future commodity product pricing and commodity input costs could be volatile in response to industry operating rates, net import and export activity, transportation constraints or disruptions, inventory levels in various distribution channels, and seasonal demand patterns. Commodity product pricing was above historical levels in the first half of 2018; however, prices sharply declined during third quarter 2018 and continued to trend downward during October 2018. As a wholesale distributor of a broad mix of commodity products and a manufacturer of certain commodity products, we have sales and profitability exposure to declines in commodity product prices.

On November 2, 2018, the Company made a decision to permanently curtail laminated veneer lumber (LVL) production at our Roxboro, North Carolina facility by December 31, 2018. After extended efforts to improve the throughput and cost position of LVL production at Roxboro, we have concluded that we would be unable to reduce manufacturing costs to an acceptable level. Roxboro will continue to produce I-joists and we anticipate no impact on our customers from the laminated veneer lumber curtailment, as we have additional capacity and expansion opportunities at our Alexandria, Louisiana, and Thorsby, Alabama, EWP facilities that allow us to maintain our current service profile and also support future growth. We expect to record approximately $60 million of charges during fourth quarter 2018, substantially all of which will be to fully depreciate the curtailed LVL production assets.

We expect our capital spending, excluding acquisitions, to be $75-$85 million during 2018. In addition, we expect our capital spending, excluding acquisitions, to be $85-$95 million in 2019.

About Boise Cascade

Boise Cascade Company is one of the largest producers of engineered wood products and plywood in North America and a leading U.S. wholesale distributor of building products. For more information, please visit the Company's website at www.bc.com.

Webcast and Conference Call

Boise Cascade will host a webcast and conference call on Tuesday, November 6, at 10 a.m. Eastern, to review the Company's third quarter results.

You can join the webcast through the Company's website by going to www.bc.com and clicking on the Event Calendar link under the Investor Relations heading. Please go to the website at least 15 minutes before the start of the webcast to register. To join the conference call, dial 844-795-4410 (international callers should dial 661-378-9637), participant passcode 4383104, at least 10 minutes before the start of the call.

The archived webcast will be available in the Investor Relations section of the Company's website. A replay of the conference call will be available from Tuesday, November 6, at 2 p.m. Eastern through Tuesday, November 13, at 2 p.m. Eastern. Replay numbers are 855-859-2056 for U.S. callers and 404-537-3406 for international callers, and the passcode will be 4383104.

Basis of Presentation

We refer to the terms EBITDA and Adjusted EBITDA in this earnings release as supplemental measures of our performance and liquidity that are not required by or presented in accordance with generally accepted accounting principles in the United States ("GAAP"). We define EBITDA as income before interest (interest expense and interest income), income taxes, and depreciation and amortization. Additionally, we disclose Adjusted EBITDA, which further adjusts EBITDA to exclude the change in fair value of interest rate swaps and loss on extinguishment of debt.

We believe EBITDA and Adjusted EBITDA are meaningful measures because they present a transparent view of our recurring operating performance and allow management to readily view operating trends, perform analytical comparisons, and identify strategies to improve operating performance. We also believe EBITDA and Adjusted EBITDA are useful to investors because they provide a means to evaluate the operating performance of our segments and our Company on an ongoing basis using criteria that are used by our management and because they are frequently used by investors and other interested parties when comparing companies in our industry that have different financing and capital structures and/or tax rates. EBITDA and Adjusted EBITDA, however, are not measures of our liquidity or financial performance under GAAP and should not be considered as alternatives to net income, income from operations, or any other performance measure derived in accordance with GAAP or as alternatives to cash flow from operating activities as a measure of our liquidity. The use of EBITDA and Adjusted EBITDA instead of net income or segment income (loss) have limitations as analytical tools, including the inability to determine profitability; the exclusion of interest expense, interest income, and associated significant cash requirements; and the exclusion of depreciation and amortization, which represent unavoidable operating costs. Management compensates for these limitations by relying on our GAAP results. Our measures of EBITDA and Adjusted EBITDA are not necessarily comparable to other similarly titled captions of other companies due to potential inconsistencies in the methods of calculation.

Forward-Looking Statements

This press release includes statements about our expectations of future operational and financial performance that are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The accuracy of such statements is subject to a number of risks, uncertainties, and assumptions that could cause our actual results to differ materially from those projected, including, but not limited to, prices for building products, commodity input costs, the effect of general economic conditions, mortgage rates and availability, housing demand, housing vacancy rates, governmental regulations, unforeseen production disruptions, as well as natural disasters. These and other factors that could cause actual results to differ materially from such forward-looking statements are discussed in greater detail in our filings with the Securities and Exchange Commission. Forward-looking statements speak only as of the date of this press release. We undertake no obligation to revise them in light of new information. Finally, we undertake no obligation to review or confirm analyst expectations or estimates that might be derived from this release.

Boise Cascade Company
Consolidated Statements of Operations
(in thousands, except per-share data)

	Three Months Ended			Nine Months Ended
	September 30		June 30, 2018	September 30
	2018	2017		2018	2017

Sales	$1,338,512	$1,226,644	$1,408,132	$3,929,485	$3,340,026

Costs and expenses
Materials, labor, and other operating expenses (excluding depreciation)	1,163,020	1,045,742	1,193,918	3,366,716	2,872,711
Depreciation and amortization	23,881	19,686	24,296	70,288	58,631
Selling and distribution expenses	93,395	87,520	96,841	273,592	243,509
General and administrative expenses	16,891	16,460	19,977	52,754	45,589
Other (income) expense, net	10,870	1,138	(956)	9,820	(135)
	1,308,057	1,170,546	1,334,076	3,773,170	3,220,305

Income from operations	30,455	56,098	74,056	156,315	119,721

Foreign currency exchange gain (loss)	163	90	(172)	(272)	131
Pension expense (excluding service costs)	(11,778)	(90)	(12,380)	(24,402)	(170)
Interest expense	(6,585)	(6,295)	(6,580)	(19,527)	(19,150)
Interest income	500	167	237	1,001	254
Change in fair value of interest rate swaps	279	(33)	499	2,419	(462)
	(17,421)	(6,161)	(18,396)	(40,781)	(19,397)

Income before income taxes	13,034	49,937	55,660	115,534	100,324
Income tax (provision) benefit	814	(18,276)	(13,835)	(22,811)	(36,489)
Net income	$13,848	$31,661	$41,825	$92,723	$63,835

Weighted average common shares outstanding:
Basic	38,998	38,660	38,981	38,920	38,601
Diluted	39,461	39,139	39,403	39,397	38,962

Net income per common share:
Basic	$0.36	$0.82	$1.07	$2.38	$1.65
Diluted	$0.35	$0.81	$1.06	$2.35	$1.64

Dividends declared per common share	$1.07	$—	$0.07	$1.21	$—

See accompanying summary notes to consolidated financial statements and segment information.

Wood Products Segment
Statements of Operations
(in thousands, except percentages)

	Three Months Ended			Nine Months Ended
	September 30		June 30, 2018	September 30
	2018	2017		2018	2017

Segment sales	$402,672	$366,920	$425,483	$1,226,146	$1,042,854

Costs and expenses
Materials, labor, and other operating expenses (excluding depreciation)	346,361	315,421	356,297	1,045,217	917,757
Depreciation and amortization	18,727	15,337	19,453	55,724	45,752
Selling and distribution expenses	7,809	7,580	9,382	25,304	22,879
General and administrative expenses	5,031	3,408	4,678	13,401	9,491
Other (income) expense, net	10,815	1,147	(809)	9,968	165
	388,743	342,893	389,001	1,149,614	996,044

Segment income	$13,929	$24,027	$36,482	$76,532	$46,810

	(percentage of sales)

Segment sales	100.0%	100.0%	100.0%	100.0%	100.0%

Costs and expenses
Materials, labor, and other operating expenses (excluding depreciation)	86.0%	86.0%	83.7%	85.2%	88.0%
Depreciation and amortization	4.7%	4.2%	4.6%	4.5%	4.4%
Selling and distribution expenses	1.9%	2.1%	2.2%	2.1%	2.2%
General and administrative expenses	1.2%	0.9%	1.1%	1.1%	0.9%
Other (income) expense, net	2.7%	0.3%	(0.2)%	0.8%	—%
	96.5%	93.5%	91.4%	93.8%	95.5%

Segment income	3.5%	6.5%	8.6%	6.2%	4.5%

Building Materials Distribution Segment
Statements of Operations
(in thousands, except percentages)

	Three Months Ended			Nine Months Ended
	September 30		June 30, 2018	September 30
	2018	2017		2018	2017

Segment sales	$1,159,304	$1,045,646	$1,213,783	$3,365,468	$2,842,035

Costs and expenses
Materials, labor, and other operating expenses (excluding depreciation)	1,040,342	916,340	1,067,592	2,982,793	2,499,988
Depreciation and amortization	4,755	3,910	4,447	13,374	11,492
Selling and distribution expenses	85,520	79,846	87,394	248,095	220,342
General and administrative expenses	5,128	6,189	6,787	17,745	16,730
Other (income) expense, net	55	(18)	(150)	(144)	(370)
	1,135,800	1,006,267	1,166,070	3,261,863	2,748,182

Segment income	$23,504	$39,379	$47,713	$103,605	$93,853

	(percentage of sales)

Segment sales	100.0%	100.0%	100.0%	100.0%	100.0%

Costs and expenses
Materials, labor, and other operating expenses (excluding depreciation)	89.7%	87.6%	88.0%	88.6%	88.0%
Depreciation and amortization	0.4%	0.4%	0.4%	0.4%	0.4%
Selling and distribution expenses	7.4%	7.6%	7.2%	7.4%	7.8%
General and administrative expenses	0.4%	0.6%	0.6%	0.5%	0.6%
Other (income) expense, net	—%	—%	—%	—%	—%
	98.0%	96.2%	96.1%	96.9%	96.7%

Segment income	2.0%	3.8%	3.9%	3.1%	3.3%

Segment Information
(in thousands)

	Three Months Ended			Nine Months Ended
	September 30		June 30, 2018	September 30
	2018	2017		2018	2017
Segment sales
Wood Products	$402,672	$366,920	$425,483	$1,226,146	$1,042,854
Building Materials Distribution	1,159,304	1,045,646	1,213,783	3,365,468	2,842,035
Intersegment eliminations and other	(223,464)	(185,922)	(231,134)	(662,129)	(544,863)
Total net sales	$1,338,512	$1,226,644	$1,408,132	$3,929,485	$3,340,026

Segment income
Wood Products	$13,929	$24,027	$36,482	$76,532	$46,810
Building Materials Distribution	23,504	39,379	47,713	103,605	93,853
Total segment income	37,433	63,406	84,195	180,137	140,663
Unallocated corporate	(6,978)	(7,308)	(10,139)	(23,822)	(20,942)
Income from operations	$30,455	$56,098	$74,056	$156,315	$119,721

Segment EBITDA (a)
Wood Products	$32,656	$39,364	$55,935	$132,256	$92,562
Building Materials Distribution	28,259	43,289	52,160	116,979	105,345

See accompanying summary notes to consolidated financial statements and segment information.

Boise Cascade Company
Consolidated Balance Sheets
(in thousands)

	September 30, 2018	December 31, 2017
ASSETS

Current
Cash and cash equivalents	$181,342	$177,140
Receivables
Trade, less allowances of $1,257 and $945	312,659	246,452
Related parties	435	345
Other	15,584	9,380
Inventories	559,443	476,673
Prepaid expenses and other	35,178	22,582
Total current assets	1,104,641	932,572

Property and equipment, net	552,666	565,792
Timber deposits	13,806	13,503
Goodwill	59,409	55,433
Intangible assets, net	17,104	15,066
Deferred income taxes	8,736	9,064
Other assets	15,272	15,763
Total assets	$1,771,634	$1,607,193

Boise Cascade Company
Consolidated Balance Sheets (continued)
(in thousands, except per-share data)

	September 30, 2018	December 31, 2017
LIABILITIES AND STOCKHOLDERS' EQUITY

Current
Accounts payable
Trade	$302,829	$233,562
Related parties	1,503	1,225
Accrued liabilities
Compensation and benefits	83,778	84,246
Interest payable	1,833	6,742
Other	77,953	55,786
Total current liabilities	467,896	381,561

Debt
Long-term debt	439,149	438,312

Other
Compensation and benefits	49,485	75,439
Deferred income taxes	26,878	16,454
Other long-term liabilities	40,464	20,878
	116,827	112,771

Commitments and contingent liabilities

Stockholders' equity
Preferred stock, $0.01 par value per share; 50,000 shares authorized, no shares issued and outstanding	—	—
Common stock, $0.01 par value per share; 300,000 shares authorized, 44,076 and 43,748 shares issued, respectively	441	437
Treasury stock, 5,167 shares at cost	(133,979)	(133,979)
Additional paid-in capital	526,716	523,550
Accumulated other comprehensive loss	(51,287)	(76,702)
Retained earnings	405,871	361,243
Total stockholders' equity	747,762	674,549
Total liabilities and stockholders' equity	$1,771,634	$1,607,193

Boise Cascade Company
Consolidated Statements of Cash Flows
(in thousands)

	Nine Months Ended September 30
	2018	2017
Cash provided by (used for) operations
Net income	$92,723	$63,835
Items in net income not using (providing) cash
Depreciation and amortization, including deferred financing costs and other	71,832	60,097
Stock-based compensation	6,893	6,931
Pension expense	25,000	1,074
Deferred income taxes	883	6,019
Change in fair value of interest rate swaps	(2,419)	462
Other	8,695	(125)
Decrease (increase) in working capital, net of acquisitions
Receivables	(64,261)	(110,646)
Inventories	(88,073)	(26,413)
Prepaid expenses and other	(2,736)	(2,389)
Accounts payable and accrued liabilities	83,204	108,099
Pension contributions	(21,566)	(1,666)
Income taxes payable	6,991	11,051
Other	2,655	807
Net cash provided by operations	119,821	117,136

Cash provided by (used for) investment
Expenditures for property and equipment	(47,705)	(48,060)
Acquisitions of businesses and facilities	(17,532)	—
Proceeds from sales of assets and other	835	2,089
Net cash used for investment	(64,402)	(45,971)

Cash provided by (used for) financing
Borrowings of long-term debt, including revolving credit facility	7,500	410,400
Payments of long-term debt, including revolving credit facility	(7,500)	(410,400)
Tax withholding payments on stock-based awards	(5,135)	(2,901)
Dividends paid on common stock	(47,113)	—
Proceeds from exercise of stock options	1,412	613
Other	(381)	(670)
Net cash used for financing	(51,217)	(2,958)

Net increase in cash and cash equivalents	4,202	68,207

Balance at beginning of the period	177,140	103,978

Balance at end of the period	$181,342	$172,185

Summary Notes to Consolidated Financial Statements and Segment Information
The Consolidated Statements of Operations, Segment Statements of Operations, Consolidated Balance Sheets, Consolidated Statements of Cash Flows, and Segment Information presented herein do not include the notes accompanying the Company's Consolidated Financial Statements and should be read in conjunction with the Company’s 2017 Form 10-K and the Company's other filings with the Securities and Exchange Commission. Net income for all periods presented involved estimates and accruals.

(a)
EBITDA represents income before interest (interest expense and interest income), income taxes, and depreciation and amortization. Additionally, we disclose Adjusted EBITDA, which further adjusts EBITDA to exclude the change in fair value of interest rate swaps and loss on extinguishment of debt. The following table reconciles net income to EBITDA and Adjusted EBITDA for the three months ended September 30, 2018 and 2017, and June 30, 2018, and the nine months ended September 30, 2018 and 2017:

	Three Months Ended			Nine Months Ended
	September 30		June 30, 2018	September 30
	2018	2017		2018	2017
	(in thousands)
Net income	$13,848	$31,661	$41,825	$92,723	$63,835
Interest expense	6,585	6,295	6,580	19,527	19,150
Interest income	(500)	(167)	(237)	(1,001)	(254)
Income tax provision (benefit)	(814)	18,276	13,835	22,811	36,489
Depreciation and amortization	23,881	19,686	24,296	70,288	58,631
EBITDA	43,000	75,751	86,299	204,348	177,851
Change in fair value of interest rate swaps	(279)	33	(499)	(2,419)	462
Adjusted EBITDA	$42,721	$75,784	$85,800	$201,929	$178,313

The following table reconciles segment income and unallocated corporate costs to EBITDA and adjusted EBITDA for the three months ended September 30, 2018 and 2017, and June 30, 2018, and the nine months ended September 30, 2018 and 2017:

	Three Months Ended			Nine Months Ended
	September 30		June 30, 2018	September 30
	2018	2017		2018	2017

	(in thousands)
Wood Products
Segment income	$13,929	$24,027	$36,482	$76,532	$46,810
Depreciation and amortization	18,727	15,337	19,453	55,724	45,752
EBITDA	$32,656	$39,364	$55,935	$132,256	$92,562

Building Materials Distribution
Segment income	$23,504	$39,379	$47,713	$103,605	$93,853
Depreciation and amortization	4,755	3,910	4,447	13,374	11,492
EBITDA	$28,259	$43,289	$52,160	$116,979	$105,345

Corporate
Unallocated corporate expenses	$(6,978)	$(7,308)	$(10,139)	$(23,822)	$(20,942)
Foreign currency exchange gain (loss)	163	90	(172)	(272)	131
Pension expense (excluding service costs)	(11,778)	(90)	(12,380)	(24,402)	(170)
Change in fair value of interest rate swaps	279	(33)	499	2,419	(462)
Depreciation and amortization	399	439	396	1,190	1,387
EBITDA	(17,915)	(6,902)	(21,796)	(44,887)	(20,056)
Change in fair value of interest rate swaps	(279)	33	(499)	(2,419)	462
Corporate adjusted EBITDA	$(18,194)	$(6,869)	$(22,295)	$(47,306)	$(19,594)

Total company adjusted EBITDA	$42,721	$75,784	$85,800	$201,929	$178,313